Exhibit 99.1

Royal Gold Reports Record Operating Cash Flow

For Fiscal 2015

DENVER, COLORADO. AUGUST 5, 2015: ROYAL GOLD, INC. (NASDAQ:RGLD; TSX:RGL) (together with its subsidiaries, “Royal Gold” or the “Company”) reports net income attributable to Royal Gold stockholders (“net income”) of $52.0 million, or $0.80 per basic and diluted share, on annual revenue of $278.0 million in fiscal 2015 (ended June 30), compared with net income of $62.6 million, or $0.96 per basic and diluted share, on revenue of $237.2 million in fiscal 2014. The Company also reports record operating cash flow of $192.1 million for fiscal 2015 compared with $147.2 million in fiscal 2014. The average gold price in fiscal 2015 was $1,224 per ounce, down 6% from $1,296 per ounce in fiscal 2014.

Fiscal 2015 Financial Highlights:

•	Revenue of $278 million, an increase of 17% over fiscal 2014
•	Record operating cash flow of $192.1 million, an increase of 31% over fiscal 2014
•	Record volume of 227,100 Gold Equivalent Ounces (“GEO’s”) [1]
•	Adjusted EBITDA[2] of $3.33 per basic share, or 78% of revenue
•	Cash dividends of $56.1 million, 14 consecutive years of increasing dividends

Fourth Fiscal Quarter 2015 Highlights Compared with the Prior Year Quarter:

•	Revenue of $73.6 million, an increase of 5%
•	Operating cash flow of $43.9 million, an increase of 37%
•	Record volume of 61,700 GEO’s, an increase of 13%
•	Reported net income of $0.23 per share, a decrease of 12% due to a non-cash $4.1 million ($0.06/share) remeasurement of certain deferred tax liabilities
•	Adjusted EBITDA of $55.2 million, a decrease of 3%

Tony Jensen, President and CEO, commented, “It is gratifying to report record operating cash flow and record volume today as our portfolio continues to deliver growth, despite a contraction in the gold price. We feel this is an excellent time in the commodities cycle to be reinvesting in our business and we’ve been opportunistic, adding several new pieces of business over the last few months, including transactions with Barrick, Golden Star Resources, Teck Resources, and New Gold, that will build on this platform of growth.”

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[1]	The Company defines Gold Equivalent Ounces as revenue divided by the average gold price for the same period. Net of the Company’s stream payments, GEO’s would have been 199,800 and 53,300 for FY2015 and the fourth fiscal quarter 2015, respectively.
[2]	The Company defines Adjusted EBITDA, a non-GAAP financial measure, as net income plus depreciation, depletion and amortization, non-cash charges, income tax expense, interest and other expense, and any impairment of mining assets, less non-controlling interests in operating income of consolidated subsidiaries, interest and other income, and any royalty portfolio restructuring gains or losses (see Schedule A).

The increase in total fiscal 2015 revenue compared with fiscal 2014 resulted primarily from higher stream revenue at Mount Milligan and higher royalty revenue from Cortez. Our royalty revenue decreased during the same period due to lower average gold, silver and copper prices and due to production decreases primarily at Andacollo and estimated production decreases at Voisey’s Bay.

The decrease in our fiscal 2015 earnings per share compared with the prior fiscal year was primarily attributable to impairment charges of approximately $31.3 million (including a royalty receivable allowance of $3.0 million) on certain non-principal royalty interests, mostly related to Wolverine, during our quarter ended December 31, 2014. The effect of the impairment charges on our fiscal year ended June 30, 2015 earnings was $0.37 per basic share, after taxes.

Adjusted EBITDA for fiscal 2015 was $216.5 million ($3.33 per basic share), representing 78% of revenue, compared with Adjusted EBITDA of $202.1 million ($3.11 per basic share), or 85% of revenue, for fiscal 2014. The lower percentage of revenue reporting to EBITDA is a function of greater contributions from our streaming business, where we record our ongoing metal purchases in cost of sales.

As of June 30, 2015, the Company had a working capital surplus of $765.8 million.  Current assets were $790.8 million compared to current liabilities of $25.0 million, for a current ratio of 32 to 1. Working capital, combined with the Company’s undrawn revolving credit facility, totaled approximately $1.4 billion in liquidity at June 30, 2015.  The Company entered into several new significant transactions that, when added to existing firm commitments, totaled approximately $1.1 billion in anticipated capital expenditures thus far in fiscal year 2016. The Company plans to fund these commitments with its existing $1.4 billion in liquidity plus cash flow from operations. Before considering our expected cash flow from operations, at June 30, 2016, we would have approximately $350 million in available liquidity after all of these commitments are funded. Cash flow from operations was $192.2 million in fiscal year 2015, and is expected to increase in fiscal year 2016 (assuming similar gold prices) as three of the new transactions are expected to deliver incremental operating cash flow in fiscal year 2016.

For the fourth fiscal quarter ended June 30, 2015, net income was $14.8 million, or $0.23 per basic share, compared with net income of $16.6 million, or $0.26 per basic share, for the prior year quarter. Revenue was $73.6 million, compared with revenue of $70.1 million for the same period in fiscal 2014. Adjusted EBITDA was $55.2 million ($0.85 per basic share), or 75% of revenue, compared with Adjusted EBITDA of $57.1 million ($0.88 per basic share), or 81% of revenue, for the prior year quarter. The reduction in the revenue to EBITDA margin was due to a higher cost of sales from our streaming business.

Results for the fourth quarter fiscal 2015 were impacted by a lower average gold price of $1,192 per ounce, representing a 7% decrease from the prior year quarter of $1,288, and higher income tax expense, partially offset by higher production at Mount Milligan and Peñasquito. Absent the higher tax expense, net income for the quarter would have been approximately $0.29 per share.

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The Company reported an effective tax rate of 30% for the fourth quarter. In June 2015, the province of Alberta, Canada increased its corporate tax rate from 10% to 12%, resulting in the remeasurement of certain deferred tax liabilities to reflect the higher rate. The remeasurement resulted in a $4.1 million ($0.06 per share) non-cash charge to the tax expense in the fourth quarter. Absent this change in the tax law, our Q4 2015 effective tax rate would have been 10.7%.

FISCAL 2015 AND RECENT DEVELOPMENTS

Acquisition of Gold and Silver Stream at Pueblo Viejo

On August 5, 2015, RGLD Gold AG (“RGLD Gold”), a wholly-owned subsidiary of the Company, entered into a Precious Metals Purchase and Sale Agreement with a wholly-owned subsidiary of Barrick Gold Corporation, BGC Holdings Ltd., (“Barrick”), to purchase a percentage of the gold and silver production attributable to Barrick’s 60% interest in the Pueblo Viejo mine located in the Dominican Republic.  Pursuant to the Precious Metals Purchase and Sale Agreement, RGLD Gold will make one advance payment of $610 million to Barrick at closing of the transaction, which remains subject to satisfaction of certain conditions precedent.  Closing and funding of the transaction is anticipated within 90 days.

Barrick will deliver gold to RGLD Gold in amounts equal to 7.50% of Barrick’s interest in the gold produced at the Pueblo Viejo mine from July 1, 2015 until 990,000 ounces of gold have been delivered, and 3.75% of Barrick’s interest in gold produced thereafter.  RGLD Gold will pay Barrick 30% of the spot price per ounce of gold delivered until 550,000 ounces of gold have been delivered, and 60% of the spot price per ounce delivered thereafter.

Barrick will deliver silver to RGLD Gold in amounts equal to 75% of Barrick’s interest in the silver produced at the Pueblo Viejo mine beginning on January 1, 2016 until 50.00 million ounces of silver have been delivered, and 37.50% of Barrick’s interest in silver produced thereafter.  RGLD Gold will pay Barrick 30% of the spot price per ounce of silver delivered until 23.10 million ounces of silver have been delivered, and 60% of the spot price per ounce of silver delivered thereafter.

Pueblo Viejo is an open-pit mining operation located 100 kilometers northwest of Santo Domingo. It is managed by a joint venture between two of the world’s largest gold producers, with Barrick owning 60% and responsible for operations and Goldcorp Inc. (“Goldcorp”) owning the remaining 40%. The mine began production in 2013, and is the only primary gold mine in the world with annual production of more than one million ounces of gold (100% basis), at all-in sustaining costs below $700 per ounce. On a 100% basis, 2014 gold production was approximately 1.11 million ounces, silver production was 3.85 million ounces, and all-in sustaining costs were $588 per ounce. Total mine proven and probable reserves3 were 15.50 million ounces of gold and 97.20 million ounces of silver, while measured and indicated resources4 were 10.50 million ounces of gold and 61.20 million ounces of silver as of December 31, 2014.

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[3]	Cautionary Note to U.S. Investors Concerning Estimates of Proven and Probable Mineral Reserves and Measured and Indicated Mineral Resources: The mineral reserve estimates reported by Barrick were prepared in accordance with Canadian Institute of Mining, Metallurgy and Petroleum Definition Standards for Mineral Resources and Mineral Reserves, as incorporated by reference in National Instrument 43-101. RGI has not reconciled the reserve estimates provided by Barrick with definitions of reserves used by the U.S. Securities and Exchange Commission.

[4]	While the terms “Mineral Resource,” “Measured Mineral Resource” and “Indicated Mineral Resource” are recognized and required by Canadian securities regulations, they are not defined terms under standards of the United States Securities and Exchange Commission. Under United States standards, mineralization may not be classified as a “Reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve estimation is made. The mineral resources reported herein are estimates previously disclosed by Barrick, without reference to the underlying data used to calculate the estimates. Accordingly, RGI is not able to reconcile the estimates prepared in reliance on Canadian National Instrument 43-101 with terms recognized by the United States Securities and Exchange Commission. Readers are cautioned not to assume that all or any part of the measured or indicated mineral resources will ever be converted into mineral reserves.

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Acquisition of Gold and Silver Stream at Rainy River

On July 20, 2015, RGLD Gold entered into a $175 million Purchase and Sale Agreement with New Gold, Inc. (“New Gold”), for a percentage of the gold and silver production from the Rainy River Project located in Ontario, Canada (“Rainy River”). Pursuant to the Purchase and Sale Agreement, RGLD Gold will make two advance payments to New Gold, consisting of $100 million, which was paid at closing on July 20, 2015, and $75 million once capital spending at Rainy River is 60% complete (currently expected by mid-calendar 2016). Also under the Purchase and Sale Agreement, New Gold will deliver to RGLD Gold 6.50% of the gold produced at Rainy River until 230,000 gold ounces have been delivered, and 3.25% thereafter. New Gold also will deliver 60% of the silver produced at Rainy River until 3.10 million silver ounces have been delivered, and 30% thereafter. RGLD Gold will pay New Gold 25% of the spot price per ounce of gold and silver at the time of delivery.

The Rainy River Project is located approximately 40 miles northwest of Fort Frances in western Ontario, Canada. Over its first nine years of full production, the 21,000 tonne per day, combined open pit-underground operation is scheduled to produce an average of 325,000 ounces of gold per year. Permits to begin major earthworks construction are in place, and, as of mid-calendar 2015, detailed engineering is 95% complete and 14% of the total development capital estimate of $877 million has been spent. Rainy River has an estimated fourteen year mine life based on current reserves and is projected by New Gold to start-up in mid-calendar 2017.

Acquisition of Gold Stream at Andacollo

On July 9, 2015, RGLD Gold entered into a Long Term Offtake Agreement (the “Andacollo Agreement”) with Compañía Minera Teck Carmen de Andacollo (“CMCA”), a 90% owned subsidiary of Teck Resources Limited (“Teck”). Pursuant to the Andacollo Agreement, CMCA will sell and deliver to RGLD Gold 100% of payable gold from the Carmen de Andacollo copper-gold mine until 900,000 ounces have been delivered, and 50% thereafter, subject to a fixed payable percentage of 89%. RGLD Gold made a $525 million advance payment in cash to CMCA upon entry into the Andacollo Agreement, and RGLD Gold will also pay CMCA 15% of the monthly average gold price for the month preceding the delivery date for all gold purchased under the Andacollo Agreement.

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The transaction will encompass CMCA’s presently owned mining concessions on the Carmen de Andacollo mine, as well as any other mining concessions presently owned or acquired by CMCA or any of its affiliates within a 1.5 kilometer area of interest, and certain other mining concessions that CMCA or its affiliates may acquire. The Andacollo Agreement is effective July 1, 2015, and applies to all final settlements of gold received on or after that date. Deliveries to RGLD Gold will be made monthly, and RGLD Gold expects to begin receiving gold deliveries in its first fiscal quarter of 2016, ending September 30, 2015.

Termination of Royalty Interest at Carmen de Andacollo

On July 9, 2015, Royal Gold Chile Limitada (“RG Chile”), a wholly owned subsidiary of the Company, entered into an agreement (the “Royalty Termination Agreement”) with CMCA. The Royalty Termination Agreement terminated an agreement originally dated January 12, 2010, which provided RG Chile with a royalty equivalent to 75% of the gold produced from the sulfide portion of the Carmen de Andacollo mine until 910,000 payable ounces have been produced, and 50% of the gold produced thereafter (the “Royalty Agreement”). Approximately 259,000 ounces of payable gold subject to the royalty were produced through June 30, 2015, resulting in approximately 651,000 payable ounces remaining as of that date, before the step down to the 50% royalty rate.

CMCA paid total consideration of $345 million to RG Chile in connection with the Royalty Termination Agreement. The transaction will be taxable in Chile and the United States, with net proceeds estimated at approximately $300 million. In addition to the $345 million termination payment, a post-closing final royalty payment of approximately $9.7 million was received in July 2015, which finalized all outstanding shipments for which final settlements had not been received as of July 1, 2015.

Acquisition of Gold Streams on Wassa, Bogoso and Prestea

On May 7, 2015, RGLD Gold announced signing a $130 million gold stream transaction with a wholly owned subsidiary of Golden Star Resources Ltd. (together “Golden Star”), pursuant to which RGLD Gold will advance financing to Golden Star, subject to certain conditions, for development projects at certain mines in Ghana, and in return for which Golden Star will sell and deliver gold to RGLD Gold. Separate from the stream transaction, the Company provided a $20 million, four-year term loan to Golden Star and received warrants to purchase 5 million shares of Golden Star Resources Ltd. common stock. Closing of the gold stream and term loan transactions occurred on July 28, 2015, when the conditions to closing were satisfied. RGLD Gold expects to receive stream deliveries from Golden Star in the current quarter related to production from and after April 1, 2015.

Pursuant to the stream transaction and subject to certain conditions, RGLD Gold will make $130 million in advance payments to Golden Star in stages, including the $40 million upfront payment made in connection with closing, and the balance on a pro rata basis with spending on the Wassa and Prestea underground projects, which RGLD Gold expects to make over the next five quarters. Golden Star will deliver to RGLD Gold 8.5% of gold produced from the Wassa, Bogoso and Prestea projects, until 185,000 ounces have been delivered, 5.0% until an additional 22,500 have been delivered, and 3.0% thereafter. RGLD Gold will pay Golden Star a cash price equal to 20% of the spot price for each ounce delivered at the time of delivery until
207,500 ounces have been delivered, and 30% of the spot price for each ounce delivered thereafter.

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The Wassa mine is located approximately 90 miles west of Accra and has operated continuously since 2005. Golden Star forecasts calendar 2015 production of 110,000 to 115,000 ounces of gold from the single Wassa open pit. Open pit proven and probable reserves are 831,000 ounces at 1.39 grams per tonne. RGLD Gold’s investment will fund development of the Wassa underground deposit, which has 746,000 ounces of proven and probable gold reserves at 4.27 grams per tonne. Once the underground deposit is in production, Golden Star expects average annual gold production of 150,000 ounces over the life of mine from the combined open pit and underground at Wassa.

Bogoso and Prestea are located approximately 125 miles west of Accra and have produced over 9 million ounces from both open pit and underground sources over the last 100 years. Development on the Prestea underground is already well advanced, given the advantage of existing infrastructure. Once in full production, Golden Star expects annual production of approximately 75,000 ounces from Prestea, with estimated life of mine production of 620,000 ounces.

PROPERTY HIGHLIGHTS

Highlights at certain of the Company’s principal producing and development properties during fiscal 2015, compared with the prior fiscal year ended June 30, 2014, are listed below. Production for our producing properties reflects the actual production subject to our interests reported to us by the various operators or from the operator’s publicly available information.

Principal Producing Properties

Andacollo – Production attributable to our royalty interest at Andacollo decreased approximately 21%. The decrease in production is primarily due to reduced mill throughput associated with unplanned maintenance activities during the September 2015 quarter and planned maintenance activities during the March 2015 quarter. Teck expects higher mill throughput rates during the remainder of calendar 2015.

Subsequent to quarter end, RG Chile received a post-closing final payment of approximately $9.7 million, which finalized all outstanding shipments associated with the terminated royalty agreement.

Andacollo production resulting from RGLD Gold’s new streaming interest will be calculated on metal sales completed in the quarter (instead of provisional estimated ounces in concentrate and true-ups based upon final smelter settlements). The eleven concentrate shipments (approximately 22,900 ounces of contained gold based on provisional weights and assays) that were not final settled as of June 30, 2015 will be subject to the Andacollo Agreement. Andacollo will deliver gold to RGLD Gold within five business days following the end of the month in which final smelter settlement occurs. RGLD Gold typically sells gold over a three week period following physical receipt. Andacollo final settlements generally take 5-6 months from the bill-of-lading date. The difference in timing between Andacollo quarterly production and final smelter settlements may result in divergences of ounces between Teck’s figures and those reported by Royal Gold for future quarters.

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Cortez – Production increased 140% as surface mining activity increased at the Pipeline and Gap pits, where our royalty applies, while no significant activity occurred in these areas during the prior fiscal year. Barrick has indicated that mining during the remainder of calendar 2015 will include Cortez Hills which is not subject to our interest, and Crossroads pre-stripping. As a result, production subject to our interests is expected to be lower during the remainder of calendar 2015.

Holt – Production decreased approximately 1% as St Andrew’s reported higher tonnes milled was more than offset by lower grades during the period.

Mount Milligan – During the fiscal year, RGLD Gold purchased approximately 74,300 ounces of physical gold. RGLD Gold sold approximately 76,900 ounces of gold during the period at an average price of $1,223.77 per ounce, and had approximately 5,300 ounces of gold in inventory as of June 30, 2015. Mill performance improved in June as Thompson Creek addressed operational challenges at Mount Milligan and reported average daily mill throughput of nearly 50,000 tonnes per day, or over 80% of design capacity, in May and June.

Mulatos – Production attributable to our royalty interest at Mulatos decreased approximately 6% during our fiscal year, when compared to the prior period.  Lower than plan throughput and recovery associated with milling operations negatively impacted production.  Alamos expects that a new grinding circuit in the mill will reduce grind size and improve gold recovery, allowing the mill to ramp up to targeted recoveries in mid-calendar 2015.

Peñasquito – Production increased approximately 39% as Goldcorp experienced higher sulfide ore gold grades but lower recoveries. Reported production for silver and lead decreased approximately 11% and 10%, respectively, while reported zinc production increased approximately 10%.

In April 2015, Goldcorp reported that it integrated its Concentrate Enrichment Process and Pyrite Leach Process into a single Metallurgical Enhancement Project (“MEP”). The MEP entered the feasibility study phase, which Goldcorp expects to complete in early calendar 2016. Goldcorp anticipates the study will form the basis of a new life-of-mine plan for Peñasquito, which could extend mine life by more than five years through increased gold and silver recoveries, result in production of higher quality concentrates, and lower mining costs through minimization of re-handling and simplified mining of complex ores.

Robinson – Copper and gold production increased approximately 45% and 24%, respectively. The production increase was due to higher copper grade and recovery as mining returned to the Ruth pit during the second half of calendar 2014, whereas mining primarily came from the lower grade Kimbley pit during the prior fiscal year. KGHM stated that mining will continue in the Ruth pit until the December 2015 quarter, when it is expected that ore deliveries will primarily come from the lower grade stockpiled ores.

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Voisey’s Bay – Nickel and copper production decreased approximately 49% and 16%, respectively. Historically, Vale supplied us with Voisey’s Bay nickel concentrate shipment data on a monthly basis, and copper concentrate shipment data on a quarterly basis. This data allowed us to estimate our Voisey’s Bay quarterly royalty revenue for financial reporting purposes. We did not receive all of this data for the months relevant to the royalty payments due for the December 2014 and March 2015 quarters, and in April 2015 we announced our intention to recognize Voisey’s Bay royalty revenue on a cash basis, or in the period in which actual payment information is received from Vale, beginning with the June 2015 quarter. Accordingly, the revenue recognized for the Voisey’s Bay royalty for the June 2015 quarter only included positive adjustments from the estimated March 2015 quarterly revenue (approximately $3.0 million).

We received the first quarterly royalty payment relating to processing Voisey’s Bay nickel concentrates at Vale’s new Long Harbour hydrometallurgical plant.  In response to questions concerning Vale’s determination of the Long Harbour smelter and refining charges deducted from actual proceeds to calculate the net smelter return royalty payable, Vale recently stated that the charges included “the cost of product sold, pre-operating costs, depreciation, and cost of capital,” a calculation methodology that the Company estimates could result in a substantial reduction or elimination of royalty payable on Voisey’s Bay nickel concentrates processed at Long Harbour. The Company strongly disagrees with Vale’s determination that these changes are permissible deductions pursuant to the royalty agreement and is requesting further clarification of the basis for these charges while aggressively pursuing its legal remedies.

Full year and fourth quarter fiscal 2015 production and revenue for the Company’s principal royalty and stream interests are shown in Tables 1 and 2, historical production data is shown in Table 3, and a comparison of operators’ 2015 production estimates to actual production is shown in Table 4. For more detailed information about each of our principal royalty and stream properties, please refer to the Company’s most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC and available on the SEC’s website located at www.sec.gov, or our website located at www.royalgold.com.

 CORPORATE PROFILE

Royal Gold is a precious metals royalty and stream company engaged in the acquisition and management of precious metal royalties, streams, and similar production based interests.  The Company owns interests on 198 properties on six continents, including interests on 38 producing mines and 25 development stage projects.  Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.”  The Company’s website is located at www.royalgold.com.

For further information, please contact:

Karli Anderson

Vice President Investor Relations

(303) 575-6517

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Note: Management’s conference call reviewing the fourth quarter and year-end results will be held Thursday, August 6, at 10:00 a.m. Mountain Time (noon Eastern Time) and will be available by calling (855) 209-8260 (North America) or (412) 542-4106 (international), conference title “Royal Gold.” The call will be simultaneously broadcast on the Company’s website at www.royalgold.com under the “Presentations” section. A replay of this webcast will be available on the Company’s website approximately two hours after the call ends.

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Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein. Such forward-looking statements include statements about the Company’s ability to invest in additional quality properties, operators’ expectations of construction, ramp up, production, and mine life, resolution of regulatory and legal proceedings (including with Vale regarding Voisey’s Bay), statements about the new streaming agreements with Barrick, New Gold, Teck, and Golden Star, as well as expectations concerning development, ramp-up, production and mine life at the operations which are subject to these streaming agreements. Factors that could cause actual results to differ materially from the projections include, among others, precious metals, copper and nickel prices; performance of and production at the Company's royalty and stream properties; the ability of the various operators to bring projects into production as expected; delays in the operators securing or their inability to secure necessary governmental permits; decisions and activities of the operators of the Company's royalty and stream properties; unanticipated grade, geological, metallurgical, processing, liquidity or other problems the operators of the mining properties may encounter; completion of feasibility studies; changes in operators’ project parameters as plans continue to be refined; changes in estimates of reserves and mineralization by the operators of the Company’s royalty and stream properties; contests to the Company’s royalty and stream interests and title and other defects to the Company’s royalty and stream properties; errors or disputes in calculating royalty and stream payments, or payments not made in accordance with royalty and stream agreements; economic and market conditions; risks associated with conducting business in foreign countries; changes in laws governing the Company and its royalty and stream properties or the operators of such properties; and other subsequent events; as well as other factors described in the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission. Most of these factors are beyond the Company’s ability to predict or control. The Company disclaims any obligation to update any forward-looking statement made herein. Readers are cautioned not to put undue reliance on forward-looking statements.

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TABLE 1
Fiscal Year 2015
Revenue and Reported Production for Principal Royalty and Stream Interests
(In thousands, except reported production in oz. and lbs.)

		Fiscal Year Ended June 30, 2015			Fiscal Year Ended June 30, 2014
Royalty/Stream	Metal(s)	Revenue	Reported Production[1]		Revenue	Reported Production[1]
Stream:
Mount Milligan	Gold	$94,104	76,900	oz.	$27,209	21,100	oz.
Royalty:
Andacollo	Gold	$38,033	41,500	oz.	$48,777	50,400	oz.
Peñasquito		$30,306			$29,281
	Gold		742,100	oz.		534,200	oz.
	Silver		24.6	Moz.		27.7	Moz.
	Lead		158.4	Mlbs.		175.5	Mlbs.
	Zinc		340.8	Mlbs.		310.9	Mlbs.
Cortez	Gold	$18,044	229,000	oz.	$8,138	95,400	oz.
Voisey's Bay		$16,665			$25,128
	Nickel		62.8	Mlbs.		123.7	Mlbs.
	Copper		64.8	Mlbs.		80.5	Mlbs.
Holt	Gold	$11,954	61,500	oz.	$13,813	63,100	oz.
Mulatos	Gold	$8,339	140,900	oz.	$9,443	149,800	oz.
Robinson		$8,016			$6,354
	Gold		34,300	oz.		27,600	oz.
	Copper		101.1	Mlbs.		69.6	Mlbs.
Other	Various	$52,558	N/A		$69,019	N/A
Total Revenue		$278,019			$237,162

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TABLE 2
Fourth Fiscal Quarter 2015
Revenue and Reported Production for Principal Royalty and Stream Interests
(In thousands, except reported production in oz. and lbs.)

		Fiscal Year Ended June 30, 2015			Fiscal Year Ended June 30, 2014
Royalty/Stream	Metal(s)	Revenue	Reported Production[1]		Revenue	Reported Production[1]
Stream:
Mount Milligan	Gold	$27,411	23,000	oz.	$18,619	14,400	oz.
Royalty:
Peñasquito		$10,369			$8,458
	Gold		296,900	oz.		168,100	oz.
	Silver		7.0	Moz.		7.8	Moz.
	Lead		48.2	Mlbs.		43.2	Mlbs.
	Zinc		88.9	Mlbs.		77.0	Mlbs.
Andacollo	Gold	$9,433	10,500	oz.	$9,688	10,000	oz.
Cortez	Gold	$3,283	43,900	oz.	$3,598	40,300	oz.
Voisey's Bay		$3,021			$5,884
	Nickel		9.0	Mlbs.		26.9	Mlbs.
	Copper		20.8	Mlbs.		9.7	Mlbs.
Holt	Gold	$2,911	15,800	oz.	$3,361	15,600	oz.
Robinson		$2,417			$1,459
	Gold		11,800	oz.		5,800	oz.
	Copper		26.6	Mlbs.		19.1	Mlbs.
Mulatos	Gold	$2,038	35,600	oz.	$2,103	33,600	oz.
Other	Various	$12,696	N/A		$16,972	N/A
Total Revenue		$73,579			$70,142

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TABLE 3
Historical Production

				Reported Production For The Quarter Ended[1]
Property	Royalty/Stream	Operator	Metal(s)	Jun. 30, 2015		Mar. 31, 2015		Dec. 31, 2014		Sep. 30, 2014		Jun. 30, 2014
Andacollo[2]	75%	Teck	Gold	10,500	oz.	9,500	oz.	10,500	oz.	11,000	oz.	10,000	oz.
Cortez[3]	GSR1 and GSR2, GSR3, NVR1	Barrick	Gold	43,900	oz.	65,200	oz.	60,400	oz.	59,500	oz.	40,300	oz.
Holt	0.00013 x quarterly average gold price	St Andrew Goldfields	Gold	15,800	oz.	16,700	oz.	14,300	oz.	14,800	oz.	15,600	oz.
Mount Milligan[4]	Gold stream - 52.25% of payable gold	Thompson Creek	Gold	23,000	oz.	24,200	oz.	14,300	oz.	15,300	oz.	14,400	oz.
Mulatos[5]	1.0% - 5.0% NSR	Alamos	Gold	35,600	oz.	42,500	oz.	34,500	oz.	28,400	oz.	33,600	oz.
Peñasquito	2.0% NSR	Goldcorp
			Gold	296,900	oz.	177,200	oz.	125,000	oz.	143,100	oz.	168,100	oz.
			Silver	7.0	Moz.	6.0	Moz.	5.1	Moz.	6.5	Moz.	7.8	Moz.
			Lead	48.2	Mlbs.	39.5	Mlbs.	29.5	Mlbs.	41.3	Mlbs.	43.2	Mlbs.
			Zinc	88.9	Mlbs.	82.6	Mlbs.	84.0	Mlbs.	85.4	Mlbs.	77.0	Mlbs.
Robinson	3.0% NSR	KGHM
			Gold	11,800	oz.	10,800	oz.	5,100	oz.	6,600	oz.	5,800	oz.
			Copper	26.6	Mlbs.	29.1	Mlbs.	19.3	Mlbs.	26.1	Mlbs.	19.1	Mlbs.
Voisey's Bay	2.7% NSR	Vale
			Nickel	9.0	Mlbs.	17.2	Mlbs.	19.6	Mlbs.	17.1	Mlbs.	26.9	Mlbs.
			Copper	20.8	Mlbs.	NA	Mlbs.	30.1	Mlbs.	22.0	Mlbs.	9.7	Mlbs.

12

FOOTNOTES

Tables 1, 2 and 3

[1]	Reported production relates to the amount of metal sales that are subject to our royalty and stream interests for the stated period, as reported to us by operators of the mines.

[2]	The royalty rate is 75% until 910,000 payable ounces of gold have been produced – 50% thereafter. There were approximately 258,500 cumulative payable ounces produced as of June 30, 2015. Gold is produced as a by-product of copper. This royalty was terminated effective July 1, 2015.

[3]	Royalty percentages: GSR1 and GSR2 – 0.40 to 5.0% (sliding-scale): GSR3 – 0.71%; NVR1 – 1.0140% excluding Crossroads and 0.6186% for Crossroads.

[4]	For our streaming interest at Mount Milligan, our revenue is a product of the reported production, our 52.25% stream interest, an applicable provisional percentage (for the first 12 shipments only) and an average gold sale price for the period.

[5]	The Company’s royalty is subject to a 2.0 million ounce cap on gold production. There have been approximately 1.4 million ounces of cumulative production as of June 30, 2015. NSR sliding-scale schedule (price of gold per ounce – royalty rate): $0.00 to $299.99 – 1.0%; $300 to $324.99 – 1.50%; $325 to $349.99 – 2.0%; $350 to $374.99 – 3.0%; $375 to $399.99 – 4.0%; $400 or higher – 5.0%.

13

TABLE 4

Calendar 2015 Operators’ Production Estimate

	Calendar 2015 Operator’s Production Estimate[1,2]			First Six Months Calendar 2015 Operator's Production
				Actual[3,4]
	Gold	Silver	Base Metals	Gold	Silver	Base Metals
Royalty/Stream	(oz.)	(oz.)	(lbs.)	(oz.)	(oz.)	(lbs.)
Andacollo[5]	52,200	-	-	22,200	-	-
Cortez GSR1	104,100	-	-	82,900	-	-
Cortez GSR2	27,900	-	-	26,300	-	-
Cortez GSR3	132,000	-	-	109,200	-	-
Cortez NVR1	97,200	-	-	81,600	-	-
Holt	64,000	-	-	32,100	-	-
Mount Milligan[6]	200,000-220,000	-	-	106,000	-	-
Mulatos[7]	150,000-170,000	-	-	see footnote 7	-	-
Peñasquito[8,9]	700,000-750,000	24-26 million	-	453,600	12.0 million	-
Lead			175-185 million			84.2	million
Zinc			400-415 million			188.0	million

[1]	Production estimates received from our operators are for calendar 2015. There can be no assurance that production estimates received from our operators will be achieved. Please refer to our cautionary language regarding forward-looking statements preceding Table 1 above, as well as the Risk Factors identified in Part I, Item 1A, of our Fiscal 2014 10-K for information regarding factors that could affect actual results.

[2]	The operators of our Voisey’s Bay and Robinson royalty interests did not release public production guidance for calendar 2015.

[3]	Actual production figures shown are for the period January 1, 2015 through June 30, 2015 unless otherwise noted.

[4]	Actual production figures for Andacollo and Cortez are based on information provided to us by the operators, and actual production figures for Holt, Mount Milligan and Peñasquito (gold) are the operators’ publicly reported figures.

[5]	The estimated and actual production figures shown for Andacollo are payable gold in concentrate.

[6]	The estimated and actual production figures shown for Mount Milligan are payable gold in concentrate.

[7]	For the period ended March 31, 2015, Mulatos produced approximately 38,000 ounces of gold. Production information for the quarter ended June 30, 2015, was not available from the operator as of the date of this report.

[8]	The estimated gold and silver production figures reflect payable gold and silver in concentrate and doré, while the estimated lead and zinc production figures reflect payable metal in concentrate.

[9]	The actual gold production figure for gold reflects payable gold in concentrate and doré as reported by the operator. The actual production for silver, lead and zinc were not publicly available. The Company’s royalty interest at Peñasquito includes gold, silver, lead and zinc.

14

ROYAL GOLD, INC.

Consolidated Balance Sheets

As of June 30,

(In thousands except share data)

	2015	2014
ASSETS
Cash and equivalents	$742,849	$659,536
Royalty receivables	37,681	46,654
Income tax receivable	6,422	21,947
Prepaid expenses and other	3,798	7,840
Total current assets	790,750	735,977

Royalty and stream interests, net	2,083,608	2,109,067
Available-for-sale securities	6,273	9,608
Other assets	44,801	36,892
Total assets	$2,925,432	$2,891,544

LIABILITIES
Accounts payable	4,911	3,897
Dividends payable	14,341	13,678
Foreign withholding taxes payable	199	2,199
Other current liabilities	5,522	2,730
Total current liabilities	24,973	22,504

Debt	322,110	311,860
Deferred tax liabilities	146,603	169,865
Uncertain tax positions	15,130	13,725
Other long-term liabilities	689	1,033
Total liabilities	509,505	518,987

Commitments and contingencies

EQUITY
Preferred stock, $.01 par value, authorized 10,000,000 shares authorized; and 0 shares issued	-	-
Common stock, $.01 par value, 100,000,000 shares authorized; and 65,033,547 and 64,578,401 shares outstanding, respectively	650	646
Exchangeable shares, no par value, 1,806,649 shares issued, less 1,806,649 and 1,426,792 redeemed shares, respectively	-	16,718
Additional paid-in capital	2,170,643	2,147,650
Accumulated other comprehensive loss	(3,292)	(160)
Accumulated earnings	185,121	189,871
Total Royal Gold stockholders’ equity	2,353,122	2,354,725
Non-controlling interests	62,805	17,832
Total equity	2,415,927	2,372,557
Total liabilities and equity	$2,925,432	$2,891,544

15

ROYAL GOLD, INC.

Consolidated Statements of Operations and Comprehensive Income

(In thousands except for per share data)

	For The Three Months Ended		For The Years Ended
	June 30,	June 30,	June 30,	June 30,
	2015	2014	2015	2014
Revenue	$73,579	$70,142	$278,019	$237,162

Costs and expenses
Cost of sales	9,998	6,283	33,450	9,158
General and administrative	6,671	6,094	27,869	21,186
Production taxes	1,091	1,647	5,446	6,756
Exploration Costs	2,038	-	2,194	-
Depreciation, depletion and amortization	26,213	24,666	93,486	91,342
Impairment of royalty and stream interests	-	-	28,339	-
Total costs and expenses	46,011	38,690	190,784	128,442

Operating income	27,568	31,452	87,235	108,720

Loss on available-for-sale securities	(183)	(4,499)	(183)	(4,499)
Interest and other income	178	157	883	2,050
Interest and other expense	(6,196)	(5,857)	(25,691)	(23,344)
Income before income taxes	21,367	21,253	62,244	82,927

Income tax expense	(6,394)	(4,322)	(9,566)	(19,455)
Net income	14,973	16,931	52,678	63,472
Net income attributable to non-controlling interests	(154)	(295)	(713)	(831)
Net income attributable to Royal Gold common stockholders	$14,819	$16,636	$51,965	$62,641

Net income	$14,973	$16,931	$52,678	$63,472
Adjustments to comprehensive income, net of tax
Unrealized change in market value of available-for-sale securities	689	2	(3,292)	(98)
Recognized loss on available for sale securities	167	6,825	160	4,510
Comprehensive income	15,829	23,758	49,546	67,884
Comprehensive income attributable to non-controlling interests	(154)	(295)	(713)	(831)
Comprehensive income attributable to Royal Gold stockholders	$15,675	$23,463	$48,833	$67,053

Net income per share available to Royal Gold common stockholders:

Basic earnings per share	$0.23	$0.26	$0.80	$0.96
Basic weighted average shares outstanding	65,033,547	64,950,353	65,007,861	64,909,149
Diluted earnings per share	$0.23	$0.26	$0.80	$0.96
Diluted weighted average shares outstanding	65,129,362	65,074,315	65,125,173	65,026,256
Cash dividends declared per common share	$0.22	$0.21	$0.87	$0.83

16

ROYAL GOLD, INC.

Consolidated Statements of Cash Flows

(In thousands)

	For The Three Months Ended		For The Years Ended
	June 30,	June 30,	June 30,	June 30,
	2015	2014	2015	2014
Cash flows from operating activities:
Net income	$14,973	$16,931	$52,678	$63,472
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	26,213	24,666	93,486	91,342
Recognized loss on available-for-sale securities	183	4,499	183	4,499
Non-cash employee stock compensation expense	1,481	1,291	5,141	2,580
Gain on distribution to non-controlling interest	(46)	-	(46)	(259)
Amortization of debt discount	2,626	2,459	10,250	9,597
Impairment of royalty and stream interests	-	-	28,339	-
Tax benefit of stock-based compensation exercises	(290)	(277)	(364)	(597)
Deferred tax benefit	6,548	4,836	(27,651)	(8,166)
Changes in assets and liabilities:
Royalty receivables	1,805	(4,444)	8,973	3,731
Prepaid expenses and other assets	1,016	(2,573)	5,487	9,756
Accounts payable	1,892	911	150	1,105
Foreign withholding taxes payable	1	(1,786)	(2,000)	(13,319)
Income taxes receivable	(9,666)	(1,632)	15,525	(6,183)
Uncertain tax positions	(331)	(9,865)	1,405	(7,441)
Other liabilities	(2,500)	(2,900)	543	(2,915)
Net cash provided by operating activities	$43,905	$32,116	$192,099	$147,202

Cash flows from investing activities:
Acquisition of royalty and stream interests	(88)	(327)	(60,429)	(80,019)
Tulsequah stream termination	-	-	10,000	-
Other	(702)	(5,009)	(773)	(4,782)
Net cash used in investing activities	$(790)	$(5,336)	$(51,202)	$(84,801)

Cash flows from financing activities:
Net proceeds from issuance of common stock	-	559	775	1,120
Common stock dividends	(14,342)	(13,674)	(56,054)	(53,380)
Purchase of additional royalty interest from non-controlling interest	-	-	-	(11,522)
Debt issuance costs	(864)	-	(864)	(1,284)
Distribution to non-controlling interests	(578)	(518)	(1,805)	(2,431)
Tax expense of stock-based compensation exercises	290	277	364	597
Net cash used in financing activities	$(15,494)	$(13,356)	$(57,584)	$(66,900)
Net increase (decrease) in cash and equivalents	27,621	13,424	83,313	(4,499)
Cash and equivalents at beginning of period	715,228	646,112	659,536	664,035
Cash and equivalents at end of period	$742,849	$659,536	$742,849	$659,536

17

SCHEDULE A

Non-GAAP Financial Measures

The Company computes and discloses Adjusted EBITDA. Adjusted EBITDA is a non-GAAP financial measure. Adjusted EBITDA is defined by the Company as net income plus depreciation, depletion and amortization, non-cash charges, income tax expense, interest and other expense, and any impairment of mining assets, less non-controlling interests in operating income of consolidated subsidiaries, interest and other income, and any royalty portfolio restructuring gains or losses. Other companies may define and calculate this measure differently. Management believes that Adjusted EBITDA is a useful measure of the performance of our royalty and stream portfolio. Adjusted EBITDA identifies the cash generated in a given period that will be available to fund the Company's future operations, growth opportunities, shareholder dividends and to service the Company's debt obligations. This information differs from measures of performance determined in accordance with U.S. generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. Below is a reconciliation of net income to Adjusted EBITDA.

Royal Gold, Inc.

Adjusted EBITDA Reconciliation

	For The Three Months Ended		For The Years Ended
	June 30,		June 30,

	2015	2014	2015	2014

Net income	$14,973	$16,931	$52,678	$63,472
Depreciation, depletion and amortization	26,213	24,666	93,486	91,342
Non-cash employee stock compensation	1,481	1,291	5,141	2,580
Allowance for uncollectible royalty receivables	-	-	2,997	-
Impairment of royalty and stream interests	-	-	28,339	-
Recognized loss on available-for-sale securities	183	4,499	183	4,499
Interest and other income	(178)	(157)	(883)	(2,050)
Interest and other expense	6,196	5,857	25,691	23,344
Income tax expense	6,394	4,322	9,566	19,455
Non-controlling interests in operating income of consolidated subsidiaries	(108)	(295)	(666)	(572)
Adjusted EBITDA	$55,154	$57,114	$216,532	$202,070

18